Exhibit 99.1

Flagship Global Corporation

·	Agrees to acquire mineral rights from lessor.
·	Plans Increased Production
·	Plans to acquire more income producing mines.

The Company is pleased to announce that its subsidiary, Cobalt Coal LLC (Cobalt) has reached agreement with the Steinman Corporation ("Steinman") to acquire full ownership of the mineral rights relating to its current coal mining leases in Dickenson County, Virginia. Cobalt is a member of Clinchco Met Coal Corporation (Clinchco) which in turn is 90% owned by Gem Holdings US Corporation (Gem US) a 100% subsidiary of Gem Holdings Limited. Flagship owns 57.5% of Gem Holdings Limited.

Under a required document (NI 43 101, Canadian standards for mining reserves), a qualified US engineer has stated that proven and probable reserves amount to 245 million tons of high quality metallurgical coal over the two leases.

On completion, the Company will benefit in two major areas from the acquisition of the mineral rights:

  Highwall mining royalties payable to Steinman are currently 11%. Consequently, the savings from having one highwall machine mine 30,000 clean tons per month at current prices would be $373,000 per month. The maximum capacity per machine working day and night shifts is approximately 60,000 gross tons per month which, after washing, equates to approximately 30,000 tons of clean coal. It is the company’s objective— as soon as possible— to have two machines on site.
  Owning the coal asset outright would enable the Company to plan permitting, bonding and mining plans entirely to suit the demand of customers.

Without the need to pay royalties to Steinman margins will increase and the acquisition of the mineral rights is therefore expected to be immediately earnings enhancing.

GEM has agreed to pay $1 million to Steinman on or before the 8th August 2018 and a further $14m on or before the 8th February 2019 less royalties paid in the intervening period.

The 10% shareholder in Clinchco (“Clinchco Vendor”) has the option to pay half the consideration and, in that event, would own half the mineral asset and be entitled to 50% of the Royalty. This means that GEM would own 90% of the leases and half of the mineral asset and retain half of the 11% royalty payments.

The Clinchco Vendor previously sold Clinchco (the holder of the leases) to GEM for $25 million, all of which was deferred over a period of six years and secured on the assets and shares of Clinchco.

GEM has agreed with the vendor of Clinchco to pay $166,000 for the next 2 months followed by $50,000 per month thereafter.

On Dec. 1, 2019, a payment of $2.5 million (less payments in the preceding 12 months) is payable if clean coal sales in the preceding 12 months are below 600,000 tons and $5 million if sales are above that figure.

This is repeated each 12 month anniversary until the $25 million has been paid to the Clinchco Vendor.

There are various sites now ready for mining and the company is negotiating to bring more capacity onto the site to take advantage of current metallurgical coal prices.

This is a significant step in the Company’s development which will be further advanced when other areas of significant coal reserves are brought into production.

Stephen Moscicki was appointed Chief Executive on 10th May 2018. He has extensive coal interests outside of Virginia, particularly in Kentucky and Alabama. It is his intention to inject additional income producing assets into Flagship, with consideration being entirely linked to production and subject to the acquisition being significantly earnings enhancing.

 Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on track,” “trend,” “objective,” “looks forward,” “projects,” “models” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Company or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the Company’s management based on information known to the Company’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements speak only as of the date they are made.The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.